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Exhibit 10.1

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 10th day of May 2003, by and among PACKAGED ICE, INC., a Texas corporation ("Buyer" or "Company"), and BANC OF AMERICA SECURITIES LLC ("Seller").

Recitals

        A.    Buyer anticipates that it will enter into a merger agreement (the "Merger Agreement"), pursuant to which a to-be-named direct or indirect wholly owned subsidiary of a to-be-named acquiring entity will be merged with and into Company (the "Merger").

        B.    Seller desires to sell to Buyer 294,735shares (as of the date hereof but subject to accretion) of the Company's 10% Exchangeable Preferred Stock, par value $0.01 per share (including such shares of the Company issued to Seller in respect of accrued and unpaid dividends thereon, the "Shares").

        C.    Immediately prior to the closing and consummation of the Merger, Seller shall sell and transfer to Buyer and Buyer shall purchase and receive from Seller the Shares for the consideration and upon the terms and conditions hereinafter set forth.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agrees as follows:

Statement of Agreement

        1.    Sale and Purchase.

            a.    Securities to be Transferred.    On the Closing Date (as defined in Section 5), Seller shall sell and transfer the Shares to Buyer and Buyer shall purchase the Shares from Seller.

            b.    Purchase Price for Shares.    At the Closing (as defined in Section 5), the Buyer shall deliver to Seller, as the purchase price of the Shares, consideration equal to $77.00 per Share (plus an amount equal to $77.00 per share of the Company's 10% Exchangeable Preferred Stock to be issued by the Company in respect of accrued and unpaid dividends on the Shares after the date hereof (collectively, the "Purchase Price").The Purchase Price will be paid by the Buyer to the Seller in immediately available US Dollar funds via wire transfer to the following account:

            c.    Instruments of Conveyance and Transfer.    At the Closing, Seller shall deliver to Buyer a certificate or certificates (to the extent any have been issued by the Company and received by the Seller) representing the Shares registered in Seller's name, together with duly executed stock powers endorsed to Buyer with signatures guaranteed by a national bank or trust or such other assignments or instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to all of the Shares.

        2.    Representations and Warranties by Seller.    Seller represents and warrants to Buyer that:

          a.     Seller is now, and at the date of Closing will be, the sole record and beneficial owner of the Shares; no person will have a right to acquire or direct the disposition, or hold a proxy or other right to vote or direct the vote, of such Shares; and Seller will have good title to such Shares, free and clear of any agreements, restrictions, liens, adverse claims or encumbrances whatsoever. As of the Closing, other than this Agreement and the Merger Agreement there will be no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of such Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of such Shares, or (ii) obligates Seller to grant, offer or enter into any of the foregoing.

          b.     Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. Assuming due execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

          c.     Seller has not entered into any agreement, arrangement or understanding with any person or firm which will result in the obligation of any person to pay any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        3.    Covenants by Seller.    Seller hereby covenants and agrees that it will not enter into any transaction, take any action or by inaction permit any event to occur that would result in any of its representations or warranties herein contained not being true and correct at and as of the date of the Closing.

        4.    Representations and Warranties by Buyer.    Buyer represents and warrants to Seller that:

          a.     Buyer has full power and authority to execute and deliver this Agreement and to perform Buyer's obligations hereunder.

          b.     Assuming due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

          c.     The sale to and purchase by Buyer of the Shares hereunder constitutes a transaction exempt from registration under any applicable securities laws.

          d.     The sale to and purchase by Buyer of the Shares in accordance with the terms of this Agreement shall not constitute or result in any violation of any applicable securities laws.

          e.     Buyer has not entered into any agreement, arrangement or understanding with any person or firm which will result in the obligation of any person to pay any finder's fees, brokerage or agent's commission or other like payments in connection with this Agreement or the consummation of the transactions contemplated hereby.

        5.    Closing; Conditions to Closing.    The closing of the sale to and purchase by Buyer of the Shares (the "Closing") shall occur at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1700 Pacific Avenue, Dallas, Texas, or such other place agreed to by the parties hereto, immediately prior to the closing of the Merger, or at such other time prior thereto or to the Drop Dead Date (as hereinafter defined) as determined by Buyer (the "Closing Date"). The Closing shall be conditioned upon, unless waived by Buyer or Seller (as the case may be) in their sole discretion, (a) each of the representations and warranties made by Seller and Buyer in this Agreement being true and correct in all material respects at and as of the time of Closing; (b) Seller and Buyer having each performed in all material respects each and every covenant and agreement contained in this Agreement required to be performed by it by the time of Closing; (c) Seller shall have received and reviewed a copy of the final and fully executed Merger Agreement; and (d) all conditions set forth in the Merger Agreement being satisfied or waived prior to the closing of the Merger.

        6.    Severability.    Any term or provision of this Agreement that is invalid or enforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        7.    APPLICABLE LAW.    THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        8.    Expenses.    Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its respective fees and expenses incurred in connection herewith.

        9.    Entire Agreement.    This Agreement (together with the documents and instruments received by the parties in connection with this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

        10.    Amendments.    This Agreement may not be amended or modified except by a written instrument signed on behalf of each of the parties hereto.

        11.    Assignment; Binding Effect.    Nothing contained in this Agreement shall be deemed to prohibit Buyer from assigning its rights to any of its affiliates. Any such assignment shall not relieve Buyer from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        12.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

          a.     If to Buyer: Packaged Ice, Inc., 3535 Travis Street, Suite 170, Dallas, Texas 75204, Attention: William P. Brick, CEO (facsimile transmission number: (214) 528-1532), with a copy (which shall not constitute notice) to Akin Gump Strauss Hauer & Feld, LLP, 300 Convent Street, Suite 1500, San Antonio, Texas 78205 (facsimile transmission number: (210) 224-2035).

          b.     If to Seller: Banc of America Securities LLC, Global Special Situations Group, 9 West 57th Street, New York, NY 10019, Attention: Lynne Wertz, Managing Director (facsimile transmission number: (212) 583-8130), with a copy to (which shall not constitute notice) to Bank of America Corporation, Legal Department, 100 North Tryon Street, 20th Floor, Charlotte, NC 28255, Attention Stephen P. Ewald, (facsimile transmission number: (704) 409-0326).

        13.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        14.    Termination.    Upon (i) termination of the Merger Agreement for any reason whatsoever or (ii) the failure of Seller to obtain all releases of liens on its Shares prior to the merger contemplated by the Merger Agreement or (iii) September 15, 2003 (the "Drop Dead Date"), this Agreement shall immediately become void and there shall be no further obligation hereunder on the part of an party hereto.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by themselves or their duly authorized representatives, on the date first written above.

"BUYER"
PACKAGED ICE, INC.
By: /s/ WILLIAM P. BRICK Name: William P. Brick Title: Chief Executive Officer
"SELLER"
BANC OF AMERICA SECURITIES LLC
By: /s/ LYNNE E. WERTZ Name: Lynne E. Wertz Title: Managing Directory

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  Exhibit 10.1
STOCK PURCHASE AGREEMENT
Recitals
Statement of Agreement